                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE COMPANY (1)



Name                                               Jurisdiction of Incorporation
----                                               -----------------------------
Kulicke and Soffa AG                               Switzerland

Kulicke & Soffa (Asia) Limited                     Hong Kong

Kulicke and Soffa (Japan) Ltd.                     Japan and Delaware

Kulicke and Soffa (Israel) Ltd.                    Israel

Kulicke and Soffa Investments, Inc.                Delaware

Micro-Swiss Limited                                Israel

K&S Interconnect, Inc.                             Delaware

KSI Funding Corporation                            Delaware

Kulicke and Soffa Leasing, Inc.                    Delaware

Kulicke & Soffa Singapore, Inc.                    Delaware

Kulicke and Soffa Pte                              Singapore

Kulicke & Soffa Export, Inc.                       Barbados

AFWH Sub, Inc. (Formerly Circle
 "S" Industries, Inc.)                             Alabama

American Fine Wire Corporation                     Alabama

American Fine Wire, Limited                        Cayman Islands

Dr. Muller Feindraht AG                            Switzerland

Semitec (2)                                        California

Flip Chip Technologies, LLC (2)                    Delaware


(1) Certain subsidiaries are omitted; however, such subsidiaries, even if combined into one subsidiary, would not constitute a "significant subsidiary" within the meaning of Regulation S-X.

(2) The shares of Semitec and the Company's equity interest in Flip Chip Technologies, LLC and Advanced Polymer Solutions, LLC are held by Kulicke and Soffa Holdings, Inc., a Delaware corporation.